Exhibit 3.29

State of Delaware Secretary of State Division of Corporations Delivered 06:44 PM 05/20/2010 FILED 06:35 PM 05/20/2010 SRV 100545882 – 4816146 FILE

CERTIFICATE OF FORMATION

OF

SB/RH HOLDINGS, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is SB/RH Holdings, LLC.

SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on May 20, 2010.

/s/ Seth Horwitz
Name: Seth Horwitz
Title: Authorized Person